UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPERVALU Mails Letter to Stockholders

Board Recommends Stockholders Vote “FOR ALL” Nine of Supervalu’s Highly Qualified, Experienced Directors and “FOR” the Holding Company Proposal on the WHITE Proxy Card

MINNEAPOLIS - July 18, 2018 - SUPERVALU INC. (NYSE:SVU) today announced that it has mailed a letter to its stockholders in connection with the Company’s upcoming 2018 Annual Meeting of Stockholders, to be held on August 16, 2018.

Highlights of the letter include:

•	SUPERVALU’s Board of Directors has been - and will continue to be - a significant agent of change to improve SUPERVALU’s performance and deliver enhanced value to our stockholders.

•
The SUPERVALU Board has the leadership and grocery industry expertise necessary to continue executing our long-term strategy. Overall, the Board benefits from a breadth of skills, expertise and knowledge, as well as a mix of new and tenured directors with diverse perspectives.

•
Each member of the Board has played a critical role in developing and overseeing the ongoing successful execution of SUPERVALU’s transformation, which has been underway since 2015 and is already delivering meaningful results.

•
The Board is moving forward with its transformation strategy by reorganizing the Company into a holding company structure, which will organize the business in an operationally efficient and strategic manner, while facilitating plans to sell certain retail assets, increasing strategic, business and financial flexibility and potentially generating significant cash tax benefits of approximately $300 million over the course of the next approximately 15 years.

•
In stark contrast, Blackwells’ director nominees would bring no new or additive expertise to your Board. Electing Blackwells’ nominees would disrupt much of the progress SUPERVALU has made in establishing a strong Board and advancing the Company’s transformation.

The full text of the letter is as follows:

July 18, 2018

Dear Fellow Stockholder:

We are writing to encourage you to elect our highly qualified directors at SUPERVALU’s upcoming Annual Meeting of Stockholders (“Annual Meeting”) to be held on August 16, 2018. Under the leadership and direction of your Board, SUPERVALU continues to take decisive actions to fundamentally transform the Company.

Your vote is very important. Blackwells Capital, a New York-based alternative investment firm, is trying to seize control of your Board by proposing to replace six of nine directors. Blackwells’ attempt for majority control of the Board, without paying a premium to all stockholders, is highly disproportionate to its purported ownership stake in SUPERVALU. In fact, through hedging strategies, Blackwells’ exposure to the Company is substantially less than it represents. While Blackwells claims that it has a 7.7% ownership interest in SUPERVALU, analysis of the detailed information it has provided in its filings shows that Blackwells’ exposure to the Company’s shares is significantly lower.1

1Based on Blackwells’ definitive proxy statement filed on June 29, 2018, Blackwells holds 5.3% of the Company’s outstanding shares outright but due to its multiple long and short call and put option positions it only has full economic exposure on 1.1% of the Company’s outstanding shares.

We urge you to protect the value of your investment and vote “FOR ALL” of the Company’s director candidates using the enclosed WHITE proxy card.

SUPERVALU’S DIVERSE BOARD IS HIGHLY QUALIFIED AND EXPERIENCED

Each member of your Board of Directors has played a critical role in developing and overseeing the successful execution of SUPERVALU’s transformation and, as illustrated below, the Board has an in-depth experience across a broad spectrum of relevant fields.

Additionally, we have made Board refreshment a priority, and as a result we have appointed new directors who are playing an integral role in overseeing SUPERVALU’s transformation. Two of our directors have joined the Board in the past approximately two years, six of our nine directors have served on the Board for five years or less, and a new independent Chairman was appointed in July 2017.

In order to better inform you about your Board’s qualifications and objectives, we invited our independent Chairman, Don Chappel to share his perspectives on key stockholder concerns.

Q: Why is this the right Board to lead SUPERVALU?

•
Your Board has been - and will continue to be - a significant agent of change to improve SUPERVALU’s performance and deliver enhanced value to our stockholders. We have an independent Board that benefits from a breadth of skills, expertise and knowledge as well as a mix of new and longer-tenured directors who have diverse perspectives.

•
We see substantial value in a regularly refreshed Board to ensure we have the right mix of diversity, independence and experience to position SUPERVALU for future success. In 2016, we appointed Mark Gross, our CEO, and Mary Winston to the Board. Both Mark and Mary have strong backgrounds in grocery retail and distribution, finance and M&A, which make them critically valuable as the Company continues its ongoing strategic transformation.

•
Over the past five years, we have also reinforced the depth of experience and skills of the Board in order to best address the evolving grocery industry. Specifically, Eric Johnson and Francesca Ruiz de Luzuriaga have brought significant distribution and retail experience, and Mathew Pendo and Frank Savage provide financial and M&A expertise.

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At the same time, Irwin Cohen and Philip Francis are two longer-serving directors who have been a strong presence on the Board and have played key roles in the Company’s evolution throughout the years in a grocery industry that has undergone tremendous change.

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I was appointed to the non-executive Chairmanship in 2017. Through my experience as an executive across several industries, including those in disruption, as well as my previous Board experience, I think I have brought sound and steady leadership to a Board that is committed to executing an important transformation.

Q: Can you discuss the strategic transformation that is underway at SUPERVALU?

•
We began working on, and publicly announced, an ambitious strategic transformation in 2015, long before Blackwells first contacted members of the SUPERVALU management team or even purchased a single share of our stock. In early 2016, we appointed Mark Gross, a wholesale industry leader with a 20-year track record of delivering growth, as President, CEO and Director. Since that time, your Board has taken decisive measures to fundamentally shift the direction of the Company and return to our roots by becoming the wholesale supplier of choice for grocery retailers across the U.S.

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As a crucial early step in the strategic transformation of the business, your Board pursued the separation and ultimate sale of our Save-A-Lot banner, reducing the Company’s debt with the $1.3 billion in proceeds to enable management to execute our transformation initiatives and pursue important strategic acquisitions and growth opportunities.

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Our transformation strategy is already producing results across each facet of our business. Through strategic acquisitions and organic growth, we have increased Wholesale to 80% of total company net sales in fiscal 2018 from just 44% two years ago. We have taken important steps to reduce our retail footprint, while strategically investing in high-performing assets and opportunities with the highest potential for returns within our Retail business. Additionally, we have monetized a significant portion of our owned real estate portfolio through the sale and leaseback of eight distribution centers, which will generate net proceeds of approximately $445 million and allow us to further reduce debt.

Q: What is the Company’s greatest challenge and how is the Board addressing it?

•
We face two significant challenges - a highly competitive grocery environment, including from recent and ongoing consolidation within the grocery industry, and, like many industries, the expansion of e-commerce and online grocery retailers. Your Board and management team anticipated these challenges and took proactive steps to ensure SUPERVALU is positioned to capitalize on these industry shifts.

•
At the foundation of these steps is our ongoing transformation to become a Wholesale business, and to streamline our Retail presence. We have pursued and completed significant acquisitions - Unified Grocers and AG Florida - that have expanded our customer base, geographic footprint, product offerings and expertise. We believe these acquired companies will allow us to even better meet the evolving demands and preferences of our customers as they serve some of the country’s most exciting and progressive Hispanic and multiple other ethnic formats, specialty, gourmet, natural/organic, price impact and traditional stores. We recognize that industry consolidation will continue, and the Board has taken steps to ensure that SUPERVALU is in a position to pursue strategic and opportunistic M&A and benefit from this trend. These initiatives include significantly reducing the Company’s debt to enhance balance sheet flexibility.

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We are also taking steps to compete digitally. We recently entered into a multi-year reseller agreement with Instacart, which creates a new professional services offering and expands our digital capabilities. Through this, SUPERVALU can offer the benefits of online shopping and delivery services to more than 3,000 independent retail stores supplied by SUPERVALU as well as other retailers across the U.S. in the over 240 metro areas where Instacart operates.

Q: How does the Board approach capital allocation?

•
Our directors are fully engaged in overseeing the Company’s financial objectives and honoring our commitment to maximizing value for all stockholders. We have a wealth of directors with deep financial and accounting backgrounds, including Irwin Cohen, Mathew Pendo, Frank Savage, Mary Winston and Francesca Ruiz de Luzuriaga, as well as myself. Under our leadership and guidance, the Company has significantly reduced its debt, improved its balance sheet and increased our flexibility to pursue strategic capital investments to drive Wholesale growth.

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Capital allocation is a key priority for your Board. We continue to prudently and actively manage the Company’s balance sheet by paying down debt and improving the funding of our pensions while also supporting SUPERVALU’s growth and transformation initiatives.

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Blackwells has suggested certain capital allocation initiatives, including a commitment to pay a dividend and the creation of a share repurchase plan. The Board does not believe either initiative is advisable at this time given our ongoing commitment to utilizing cash to reduce debt, and the importance of maintaining balance sheet flexibility to pursue strategic and opportunistic M&A in a consolidating environment.

Q: How will the Board’s proposal to establish a holding company structure maximize value for stockholders?

•
Our recent proposal to reorganize the Company’s corporate structure (referred to in our proxy statement/prospectus as the “Holding Company Proposal”) further advances the Company’s strategic transformation. Specifically, the new holding company structure will allow us to achieve our strategic transformation plan in a tax efficient manner that may facilitate the ability to utilize a material portion of SUPERVALU’s capital loss carryforward, and which could generate approximately $300 million of cash tax benefits for the Company over the next approximately 15 years. This, in turn, will strengthen our balance sheet and most importantly, position the Company to deliver long-term value to all stockholders.

BLACKWELLS’ NOMINEES DO NOT BRING ANY SKILLS THAT ARE NOT
ALREADY WELL REPRESENTED ON YOUR BOARD

The SUPERVALU Board has the leadership and industry expertise necessary to continue executing our long-term strategy. Importantly, Blackwells’ director nominees would bring no new or additive expertise to your Board. Have a look for yourself:

Nominee	Experience	SUPERVALU Directors with Comparable Experience					
Rick Anicetti	**FOOD / RETAIL**	 Irwin Cohen	 Philip Francis	 Mark Gross	 Eric G. Johnson	 Mary Winston	
Steve Baer	**FINANCE / TURNAROUND**	 Donald Chappel	 Irwin Cohen	 Mark Gross	 Matt Pendo	 Francesca Ruiz de Luzuriaga	 Frank Savage
Chris Kreidler	**FOOD DISTRIBUTION**	 Donald Chappel	 Philip Francis	 Mark Gross	 Eric G. Johnson	 Francesca Ruiz de Luzuriaga	 Mary Winston
Frank Lazaran	**FOOD / RETAIL**	 Irwin Cohen	 Philip Francis	 Mark Gross	 Eric G. Johnson	 Mary Winston	
Jim Martell	**LOGISTICS / TRANSPORTATION**	 Donald Chappel	 Philip Francis	 Mark Gross	 Francesca Ruiz de Luzuriaga		
Sandra Taylor	**CORPORATE SOCIAL RESPONSIBILITY**	 Donald Chappel	 Philip Francis	 Mark Gross	 Eric G. Johnson	 Mary Winston

Conversely, electing Blackwells’ nominees would erase much of the progress SUPERVALU has made in establishing a diverse group whose backgrounds allow them to bring fresh perspectives to this already strong Board.

YOUR BOARD OF DIRECTORS URGES STOCKHOLDERS TO
VOTE “FOR ALL” SUPERVALU DIRECTORS USING THE WHITE PROXY CARD TODAY

The choice is clear - the right Board, leadership and strategy are already in place. Our transformation plan is working and we continue to make significant progress towards delivering strong results. Do NOT allow Blackwells to disrupt and destroy our progress and momentum.

Please use the enclosed WHITE proxy card today to vote “FOR ALL” nine of SUPERVALU’s highly qualified directors and the Holding Company Proposal. Simply follow the easy instructions to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Your vote “FOR” our directors and the Holding Company Proposal will help ensure that you, as a SUPERVALU stockholder, have a Board focused on sustaining our positive momentum and creating lasting value for all stockholders.

We appreciate your support.

Sincerely,

Donald R. Chappel
Chairman of the Board

Mark Gross
President and Chief Executive Officer

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Except for the historical and factual information, the matters set forth in this communication, particularly those pertaining to SUPERVALU’s efforts and initiatives to transform its business and assets and SUPERVALU’s expectations regarding the potential impact of those efforts and initiatives on its future operating results, and other statements identified by words such as “estimates” “expects,” “projects,” “plans,” “intends,” “outlook” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the ability to continue to transform our business and to execute on our initiatives on a timely basis or at all, the ability to recognize the expected benefits of the initiatives, the potential for disruption to our business during the process, the ability to execute on the Holding Company Proposal on a timely basis or at all, the ability to recognize the expected benefits of the reorganization, the amount and timing of any cash tax benefits resulting from the reorganization being different than expected, our ability to complete a sale of certain of our retail assets to third parties or another strategic transaction prior to the expiration of our capital loss carryforward in February 2019, the potential for disruption to our business during the process, the ability to effectively manage organization changes during the pendency of or following our business transformation including any reorganization and related transactions, the requirement that we offer to repurchase certain indebtedness of the Company and obtain certain third-party consents as a result of the reorganization and costs and expenses associated with doing so, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. For more information, see the risk factors described in SUPERVALU’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statement/prospectus for the 2018 Annual Meeting of Stockholders and other filings with the SEC. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROTECT YOUR INVESTMENT!

PLEASE VOTE TODAY ON THE WHITE PROXY CARD!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:
(877) 456-2510

About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with fiscal 2018 annual sales of approximately $14 billion. SUPERVALU serves customers across the United States through a network of 3,437 stores composed of 3,323 wholesale primary stores operated by customers serviced by SUPERVALU’s food distribution business and 114 traditional retail grocery stores in continuing operations operated under three retail banners in three geographic regions (store counts as of February 24, 2018). Headquartered in Minnesota, SUPERVALU has approximately 23,000 employees (in continuing operations). For more information about SUPERVALU visit www.supervalu.com.
Important Stockholder Information and Where You Can Find It
SUPERVALU has filed with the SEC a definitive proxy statement/prospectus and accompanying definitive WHITE proxy card in connection with its 2018 Annual Meeting of Stockholders. The definitive proxy statement/prospectus contains important information about SUPERVALU, the 2018 Annual Meeting of Stockholders and related matters.

In connection with the Holding Company Proposal, SUPERVALU Enterprises, Inc., the entity that will be the new holding company following completion of the reorganization (“SUPERVALU Enterprises”), has filed with the SEC a Registration Statement on Form S-4 (Registration Statement No. 333-225586) that includes the definitive proxy statement of SUPERVALU and a prospectus of SUPERVALU Enterprises, as well as other relevant documents concerning the proposed reorganization. The Holding Company Proposal will be submitted to SUPERVALU’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the definitive proxy statement/prospectus, as well as other filings containing information about SUPERVALU and SUPERVALU Enterprises, is able to be obtained at the SEC’s Internet site (http://www.sec.gov). You are also able to obtain these documents, free of charge, from SUPERVALU at http://www.supervaluinvestors.com or by directing a request to SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, Attention: Investor Relations, telephone (952) 828-4000.

Participants in the Solicitation
SUPERVALU, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from SUPERVALU’s stockholders in connection with the matters to be considered at its 2018 Annual Meeting of Stockholders. Information regarding the names of SUPERVALU’s directors and certain of its executive officers and employees and their respective interests in SUPERVALU by security holdings or otherwise is set forth in SUPERVALU’s proxy statement/prospectus for the 2018 Annual Meeting of Stockholders filed with the SEC.

The following table sets forth information as of June 21, 2018 concerning beneficial ownership of SUPERVALU’s common stock by each director and each of the executive officers named in the Summary Compensation Table that is included in SUPERVALU’s proxy statement for the 2018 Annual Meeting of Stockholders and for all of our current directors and executive officers as a group. The definition of beneficial ownership for purposes of the following information includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, if any, by security holdings or otherwise, is also included in the definitive proxy statement/prospectus for the 2018 Annual Meeting of Stockholders, the accompanying definitive WHITE proxy card and other relevant solicitation materials and in Form 3s and Form 4s filed by SUPERVALU’s directors and executive officers after the date of the proxy statement. These documents (when they become available), and any and all documents filed by SUPERVALU with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov.

SUPERVALU INC.

For Investors:
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

or

For Media:
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com

or

Joele Frank, Wilkinson Brimmer Katcher
James Golden / Leigh Parrish
212-355-4449